Exhibit 17

                                                           (Thomas G. Canavan)

                             STOCK OPTION AGREEMENT


     THIS AGREEMENT, dated as of July 13, 1998 is made by and between Louis H. Siracusano, Arnold P. Ferolito and Donald H. Buck (each, a "Stockholder and collectively, the "Stockholders") and Thomas G. Canavan (the "Optionee").

     WHEREAS, the Stockholders desire to grant an option to Optionee to purchase shares of common stock, without par value ("Video Stock"), of Video Services Corporation ("Video"), upon the terms and conditions set forth herein, and Optionee desires to accept such option;

     NOW, THEREFORE, the Stockholders and Optionee agree as follows:

     Section 1. Grant of Option.

     Section 1.1 Grant; Grant Date

     Each Stockholder hereby grants to Optionee the right to purchase from such Stockholder all or any part of the number of shares of Video Stock set forth opposite his name in the table below (the "Option") under the caption "Video Stock", comprising an aggregate of 100,000 shares of Video Stock, upon the terms and conditions set forth in this Agreement. The grant date of the Option shall be the date of this Agreement. Optionee hereby accepts the Option, and agrees to be bound by all the terms and provisions of this Agreement.


                                Number of Shares
Name                            of Video Stock
Louis H. Siracusano                      48,720
Arnold P. Ferolito                       48,720
Donald H. Buck                            2,560

         Section 1.2  Adjustments in Option

         In the event that after the date hereof the outstanding shares of Video Stock subject to the Option are changed into or exchanged for a different number or kind of shares or securities of the Company, or of another corporation, by reason of reorganization, merger or other subdivision, consolidation, recapitalization, reclassification, stock split, stock dividend or combination of shares or similar event, the Stockholders shall make an appropriate and equitable adjustment in the number



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of shares that may be purchased  upon exercise of such Option and the applicable purchase price. Any adjustment made by the Stockholders shall be final and binding upon Optionee and all other interested parties.

         Section 1.3 Option Terms

     The Option granted under this Agreement shall be subject to the following terms and conditions:

     (a) Price. The exercise price for the Video Stock subject to the Option shall be $2.6250 per share.

     (b) Term. The Option shall expire on the fifth anniversary of the date hereof.

     (c) Vesting. The Option is fully vested and shall become exercisable on the first day (the "Commencement Date") following the expiration of 366 days from the date hereof.

     (d) Exercise. The Option may be exercised in whole or in part at any time after the Commencement Date and prior to its expiration or termination, by providing written notice to each Stockholder of the number of shares of Video Stock as to which the Option is being exercised, and enclosing payment for the shares of Video Stock with respect to which the Option is being exercised. Such payment shall be made in cash. Partial exercise shall be for whole shares of Video Stock only. Notation of any partial exercise shall be made by the Stockholders on Schedule I hereto. Any exercise shall be allotted among the Stockholders in the following ratios:


                             Percentage of Exercise
Stockholder                           Applied to his Shares (the "Ratio")
Louis H. Siracusano                             48.720%
Arnold P. Ferolito                              48.720%
Donald H. Buck                                  2.560%

     (e) Rights as a Stockholder. The Optionee will have no rights as a Stockholder or otherwise with respect to any shares of Video Stock covered by the Option until it has been exercised and any such shares are acquired as a result thereof.

         Section 1.4  Nontransferability

         Prior to the expiration of one year from the date hereof, the Option shall not be transferable other than by will or the applicable laws of descent and distribution, and no transfer so effected shall be effective to bind the Stockholders unless the Stockholders have been furnished with written notice thereof and such evidence as the Stockholders may deem necessary to establish the validity of the

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transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option.

     Section 1.5 FCC Approval

     The parties to this Agreement understand, acknowledge and agree that any transfer of all or any part of the shares underlying the Options shall be subject to the requirements of the Communications Act of 1934, as amended, and the rules and regulations of the Federal Communications Commission ("FCC") as may be in effect at the time of such transfer, and that before certain rights provided for in this Agreement are exercised, it may be necessary to obtain any approval of the FCC required under applicable law.

     Section 1.6 Right of First Refusal

     In the event of any of the following: (i) the Optionee gives written notice to all Stockholders that it desires to exercise the Option in whole or in part;
(ii) the Optionee gives written notice to all Stockholders that it desires to enter into an agreement pursuant to which some or all of the shares of Video Stock underlying the Option (or purchased by the exercise thereof) would be sold to a third party; (iii) the death of the Optionee; or (iv) the Optionee's employment with Video is terminated, the Stockholders and their designees are hereby granted (pro rata in accordance with the Ratios) the right to purchase at Fair Market Value such shares or in the case of clause (i) and (at the election of each Stockholder) the option to be exercised or the shares acquired as a result thereof. The Optionee (or its estate) shall give the Stockholders ten
(10) days prior written notice of any event contemplated in clauses (i) and (ii) above and the estate of any deceased Optionee shall give the Stockholders ten
(10) days written notice following any event contemplated in clause (iii) above. "Fair Market Value" as used herein shall mean (A) the fair market value of a share of or option as determined by an appraiser which shall be selected by two accounting firms one of which shall have been chosen by the Stockholders and one by the Optionee (or his estate) or (B) in the event the share underlying the Option is traded on a national securities exchange or other stock market, the closing sales price of such share on the date of the event contemplated in the first sentence of this Section 1.6. Each Stockholder shall have a period equal to: (x) five business days from the date he receives written notice from the appraiser of the Fair Market Value, or (y) if Fair Market Value is to be determined pursuant to clause (i) above, ten (10) days following the occurrence of any event specified in clauses (i) through (iv) above to exercise his right to purchase such shares or option from the Optionee under this Section 1.6. Such Stockholder shall provide written notice to the Optionee of its intent to purchase and the number of shares of Video Stock or options which it intends to purchase. Thereafter, the Stockholder shall pay for the shares of Video Stock or options within ten calendar days from the date he gives notice to the Optionee of his intent to purchase pursuant to this Section 1.6 and the Optionee shall transfer the same to such Stockholder, free and clear of all liens, claims and encumbrances.



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         Section 2.  Miscellaneous.

         Section 2.1 Entire Agreement: Amendment

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.

         Section 2.2  Governing Law

         The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

         Section 2.3  Successors

         This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

         Section 2.4  Notices

         All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                  To Optionee:

                  Thomas G. Canavan
                  64 Lyons Place
                  Westwood, NJ 07675

                  To the Stockholders:

                  Louis H. Siracusano
                  13 Lexington Lane
                  Montvale, New Jersey 07645
                  (201) 573-8660




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                  Arnold P. Ferolito
                  c/o Video Services Corporation
                  240 Pegasus Avenue
                  Northvale, New Jersey 07647

                  Donald H. Buck
                  2 Deerburn Court
                  Florham Park, New Jersey 07932

                  All notices to the Stockholders shall also be sent to:

                  Gordon Altman Butowsky Weitzen Shalov & Wein
                  114 West 47th Street
                  New York, New York 10036-1510
                  Attention: Keith L. Schaitkin, Esq.
                  Fax Number: (212) 626-0799

         Section 2.5       Waiver

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         Section 2.6       Titles; Construction

         Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.




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         IN  WITNESS  WHEREOF,  the  parties  hereto  have  duly  executed  this
Agreement as of the day and year first above written.



                               Louis H. Siracusano


                               Arnold P. Ferolito


                               Donald H. Buck


                                    Optionee:
                                Thomas G. Canavan



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                                   SCHEDULE I

                        Notations As to Partial Exercise



               Number of       Balance of
Date of        Purchased       Shares on           Authorized           Notation
Exercise       Shares          Option              Signature            Date